UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 28, 2015

Green Plains Inc.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction

of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A to the Current Report on Form 8-K dated November 2, 2015 (the “Original Report”) filed by Green Plains Inc. is being filed solely to add Item 1.01 to the Original Report as it was inadvertently omitted from the Original Report and to correct the Date of Report.

Item 1.01.	Entry into a Material Definitive Agreement.

On October 28, 2015, Green Plains Inc. (“Green Plains”) entered into a definitive agreement to acquire Murphy USA’s ethanol production facility located in Hereford, Texas. Under the terms of the agreement, Green Plains will acquire Hereford Renewable Energy, LLC for approximately $93.8 million, subject to customary closing adjustments, including inventory and working capital.

The transaction value includes $78.5 million for the ethanol production facility with the balance for working capital. Green Plains intends to initially fund the purchase with cash and potentially use term debt in the future.

The parties have made customary representations and warranties in the definitive agreement and agreed to certain customary covenants and indemnities. The closing of the transaction, which is expected to occur during the fourth quarter of 2015, is subject to customary closing conditions and regulatory approvals.

The foregoing summary of the definitive agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the definitive agreement, which will be filed as an exhibit to the earlier of the following filings: (1) Green Plains’ current report on Form 8-K announcing the closing of the transaction or (2) Green Plains’ annual report on Form 10-K for the year ended December 31, 2015.

Item 8.01.	Other Events.

Green Plains issued a press release, dated November 2, 2015, a copy of which is attached hereto as Exhibit 99.1, announcing the signing of the definitive agreement with Murphy USA described in Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Number	Description

99.1	Press release, dated November 2, 2015*

*	Previously filed as Exhibit 99.1 to the Original Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: November 5, 2015	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)

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